The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


       Subject to Completion, Pricing Supplement dated January 11, 2001

PROSPECTUS Dated May 18, 2000                     Pricing Supplement No. 53 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-34392
Dated May 18, 2000                                Dated                 , 2000
                                                                Rule 424(b)(3)

                                  $25,000,000
                       Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                                   ---------
                           PERKS due March 30, 2004
        Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
                             based on the value of
                             the NASDAQ-100 INDEX(R)
                  Performance Equity Return linKed Securities(SM)
                                    ("PERKS(SM)")

The PERKS do not guarantee any return of principal at maturity. Instead, the PERKS will pay at maturity an amount of cash based on the closing value of the
Nasdaq-100 Index at maturity, subject to a maximum payment of $      per PERKS
and a multiplier that protects your investment from a decline of up to 25% in the value of the Nasdaq-100 Index.

o    The issue price of each PERKS is $      , which is one one-hundredth of the
     closing value of the Nasdaq-100 Index on January   , 2001, the day we offer
     the PERKS for initial sale to the public.

o At maturity you will receive an amount of cash for each PERKS equal to one one-hundredth of the final closing value of the Nasdaq-100 Index at
     maturity times the multiplier, subject to a maximum payment of $      per
     PERKS. If the closing value of the Nasdaq-100 Index at maturity is equal to or greater than the initial index value, the multiplier will be 100%. But if the closing value of the Nasdaq-100 Index at maturity is less than the initial index value, the multiplier will equal the initial index value divided by the final index value, provided that the multiplier will not exceed 133.34%.

o    We will pay 0.04% interest (equivalent to $      per year) on the $
     issue price of each PERKS. Interest will be paid semi-annually, beginning on September 30, 2001.

o We will apply to list the PERKS to trade under the proposed symbol "PPN" on the American Stock Exchange, Inc., subject to meeting its listing requirements.

Investing in PERKS is not equivalent to investing in the Nasdaq-100 Index or its component stocks. You should read the more detailed description of the PERKS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of PERKS."

The PERKS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-6.

                          ----------------------------
                           PRICE $         PER PERKS
                          ----------------------------

                                            Agent's         Proceeds to
                   Price to Public(1)     Commissions       the Company(1)
                   ------------------     -----------       --------------
Per PERKS.........        $                    $                 $
Total.............        $                    $                 $

---------
(1)   Plus accrued interest, if any, from the Original Issue Date.


If you purchase at least 100,000 PERKS in any single transaction and you comply with the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" in this pricing supplement, the
price will be $      per PERKS (98% of the issue price). In that case, the
underwriting discounts and commissions will be $      per PERKS.

                          MORGAN STANLEY DEAN WITTER
ADVEST, INC.                                             ROBERT W. BAIRD & CO.
A.G. EDWARDS & SONS, INC.                          JANNEY MONTGOMERY SCOTT LLC
LEGG MASON WOOD WALKER                               MCDONALD INVESTMENTS INC.
     INCORPORATED

                     (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the PERKS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The PERKS offered are medium-term debt securities of Morgan Stanley Dean Witter & Co. The return on the PERKS is linked to the performance of the Nasdaq-100 Index. Unlike ordinary debt securities, the PERKS do not guarantee any return of their principal amount at maturity. Instead, at maturity, the PERKS pay an amount in cash based on the closing value of the Nasdaq-100 Index,
subject to a maximum payment of $       per PERKS and a multiplier that protects
your investment from a decline of up to 25% in the value of the Nasdaq-100 Index. We may not redeem the PERKS prior to maturity.

     "Performance Equity Return linKed Securities" and "PERKS" are our service marks.

Each PERKS                    We, Morgan Stanley Dean Witter & Co., are offering Performance Equity Return linKed
costs $                       Securities(SM) due March 30, 2004, which we refer to as the PERKS(SM). The issue price of
                              each PERKS is $     , which is one one-hundredth, or .01, of the value of the Nasdaq-100
                              Index on the day we offer the PERKS for initial sale to the public.

No guaranteed return          Unlike ordinary debt securities, the PERKS do not guarantee any return of principal at
of principal                  maturity.  Instead, the PERKS will pay an amount in cash equal to one one-hundredth the final index value of the Nasdaq-100 Index times the multiplier, subject to a maximum
                              payment of $      per PERKS. If the final index value of the Nasdaq-100 Index is equal to or greater than the initial index value of the Nasdaq-100 Index, the multiplier will be 100%.
                              But if the final index value is less than the initial index value, the multiplier will equal the initial index value divided by the final index value, provided that the multiplier will not exceed 133.34%. Investing in PERKS is not equivalent to investing in the Nasdaq-100
                              Index.

0.04% interest on the         We will pay interest on the PERKS, at the rate of 0.04% of the issue price per year,
issue price                   semi-annually on each March 30 and September 30, beginning September 30, 2001. The interest rate we will pay on the PERKS is equal to the current dividend yield on the
                              Nasdaq-100 Index, but will not be adjusted for any future changes in the dividend yield.

The maximum payment           The appreciation potential of each PERKS is limited to $     per PERKS.
per PERKS is $

Payment at Maturity           Investing in PERKS is not equivalent to investing in the stocks included in the Nasdaq-100
                              Index. At maturity, for each PERKS you hold, we will pay to you an amount of cash equal to the final index value times .01 times the multiplier, subject to a maximum payment of $
                              per PERKS.

                              If the final index value is greater than or equal to the initial index value, the multiplier will be 100% and the payment amount per PERKS will be calculated as follows:

                               Payment at Maturity = Final Index Value * .01

                              subject to a maximum payment of $     per PERKS.


                                     PS-3


                              If the final index value is less than the initial index value, the payment amount per
                              PERKS will be calculated as follows:

                               Payment at Maturity = Final Index Value * .01 * Multiplier

                              where the Multiplier is equal to:

                               Initial Index Value
                               -------------------
                                Final Index Value

                              provided that in no event will the Multiplier exceed 133.34%.

                              On the next page, we have provided a table and graph titled "Hypothetical Payments on the
                              PERKS." The table and graph illustrate the performance of the PERKS at maturity under a variety of hypothetical index level scenarios. You should examine the table and graph for examples of how the payout on the PERKS could be affected under these or other potential index level scenarios. The table and graph do not show every situation that may occur.

Nasdaq-100 Index is           The closing value of the Nasdaq-100 Index on January 11, 2001, as published by The
currently at 2524.29          Nasdaq Stock Market, Inc., which we refer to as Nasdaq, was 2524.29. You can review the publicly reported closing values of the Nasdaq-100 Index since 1996 in the "Historical
                              Information" section of this pricing supplement.  The payment of dividends on the stocks which compose, or underlie, the Nasdaq-100 Index, which we refer to as the Nasdaq-100
                              Index Component Securities, is not reflected in the level of the Nasdaq-100 Index and, therefore, has no effect on our calculation of the multiplier or the payment at maturity.  The historical performance of the Nasdaq-100 Index should not be taken as an indication of what the value of the Nasdaq-100 Index will be at maturity.

MS & Co. will be the          We have appointed our affiliate Morgan Stanley & Co. Incorporated, which we refer to as
Calculation Agent             MS & Co., to act as calculation agent for The Chase Manhattan Bank, the trustee for our senior notes. As calculation agent, MS & Co. will determine the final index value and the multiplier for the PERKS at maturity and calculate the payment at maturity.

Where you can find            The PERKS are senior notes issued as part of our Series C medium-term note program.
more information              You can find a general description of our Series C medium-term note program in the
on the PERKS                  accompanying prospectus supplement dated May 18, 2000. We describe the basic features of this type of note in the sections called "Description of Notes--Fixed Rate Notes" and
                              "--Exchangeable Notes."

                              For a detailed description of terms of the PERKS including the specific mechanics and timing of the payment determinations, you should read the "Description of PERKS"
                              section in this pricing supplement. You should also read about some of the risks involved in investing in PERKS in the section called "Risk Factors." The tax and accounting treatment of investments in equity-linked notes such as the PERKS may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PERKS.

How to reach us               You may contact your local Morgan Stanley Dean Witter branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number
                              (212)761-4000).

                      HYPOTHETICAL PAYMENTS ON THE PERKS

For each PERKS, the following table and graph illustrate, for a range of hypothetical Final Index Values, the amount of cash you will receive at maturity on each PERKS. The table and graph assume an Issue Price of $25.00, an Initial Index Value of 2500, a maximum Multiplier of 133.34 and a maximum Payment at Maturity of $50 per PERKS.

[GRAPHIC OMITTED]

Final    Initial     Index                               Initial       Cash
Index     Index     Percent    Exchange                   PERKS     Settlement
Value     Value     Change      Ratio      Multiplier     Price       Value
-----    -------    -------    --------    ----------    -------    ----------
6000      2500       140%        .01        100.00%      $25.00       $50.00
5750      2500       130%        .01        100.00%      $25.00       $50.00
5500      2500       120%        .01        100.00%      $25.00       $50.00
5250      2500       110%        .01        100.00%      $25.00       $50.00
5000      2500       100%        .01        100.00%      $25.00       $50.00
4750      2500        90%        .01        100.00%      $25.00       $47.50
4500      2500        80%        .01        100.00%      $25.00       $45.00
4250      2500        70%        .01        100.00%      $25.00       $42.50
4000      2500        60%        .01        100.00%      $25.00       $40.00
3750      2500        50%        .01        100.00%      $25.00       $37.50
3500      2500        40%        .01        100.00%      $25.00       $35.00
3250      2500        30%        .01        100.00%      $25.00       $32.50
3000      2500        20%        .01        100.00%      $25.00       $30.00
2750      2500        10%        .01        100.00%      $25.00       $27.50
2500      2500         0         .01        100.00%      $25.00       $25.00
2250      2500       -10%        .01        111.11%      $25.00       $25.00
2000      2500       -20%        .01        125.00%      $25.00       $25.00
1875      2500       -25%        .01        133.34%      $25.00       $25.00
1750      2500       -30%        .01        133.34%      $25.00       $23.33
1500      2500       -40%        .01        133.34%      $25.00       $20.00
1250      2500       -50%        .01        133.34%      $25.00       $16.67
1000      2500       -60%        .01        133.34%      $25.00       $13.33
 750      2500       -70%        .01        133.34%      $25.00       $10.00

                                 RISK FACTORS

     The PERKS are not secured debt and are riskier than ordinary debt securities. The payment you receive at maturity is linked to the performance of the Nasdaq-100 Index, and the PERKS do not guarantee any return of principal. To the extent that the final index value of the Nasdaq-100 Index at maturity is less than 75% of the initial index value of the Nasdaq-100 Index, you will receive less than your initial investment. This section describes the most significant risks relating to the PERKS. You should carefully consider whether the PERKS are suited to your particular circumstances before you decide to purchase them.

PERKS Are Not                    The PERKS combine features of equity and debt.  The terms of the PERKS differ from
Ordinary Senior                  those of ordinary debt securities in that we will not pay you a fixed amount at maturity.
Notes -- No Guaranteed           Our payment to you at maturity will be an amount in cash based on the final index
Return of Principal              value of the Nasdaq-100 Index at maturity, subject to a maximum payment of $      per
                                 PERKS and a multiplier that protects your investment from a decline of up to 25% in the value of the Nasdaq-100 Index. If the final index value of the Nasdaq-100 Index
                                 at maturity is less than                (75% of the initial index value), we will pay to
                                 you an amount in cash based on the value of the Nasdaq-100 Index that is less than the issue price of the PERKS. Further, in the event the Nasdaq-100 Index were to decline substantially more than 25%, you could see a substantial or complete loss of your investment. See "Hypothetical Payments on the PERKS"
                                 above.

Your Appreciation                The $      issue price of one PERKS is equal to one one-hundredth of the closing value
Potential Is Limited             of the Nasdaq-100 Index on the day we priced this offer of PERKS. The maximum you
                                 can receive at maturity is $      per PERKS or      % of the issue price.  As a result, you
                                 will not share in any appreciation of the Nasdaq-100 Index above      % of the value of
                                 the Nasdaq-100 Index on the day we offer the PERKS for initial sale to the public. See
                                 "Hypothetical Payments on the PERKS" above.

Secondary Trading May            There may be little or no secondary market for the PERKS.  Although we will apply to
Be Limited                       list the PERKS on the American Stock Exchange, Inc., which we refer to as the AMEX, we may not meet the requirements for listing.  Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for PERKS but is not required to do so.

Market Price of the              Several factors, many of which are beyond our control, will influence the value of the
PERKS Influenced by              PERKS. We expect that generally the value of the Nasdaq-100 Index on any day
Many Unpredictable               will affect the value of the PERKS more than any other single factor. Other factors
Factors                          that may influence the value of the PERKS include:

                                 o      the volatility (frequency and magnitude of changes in value) of the
                                        Nasdaq-100 Index

                                 o      economic, financial, political, regulatory or judicial events that affect securities underlying the Nasdaq-100 Index or stock markets generally and which may affect the index value

                                 o      interest and yield rates in the market

                                 o      the time remaining to the maturity of the PERKS

                                 o      the dividend rate on the Nasdaq-100 Index component securities

                                 o      our creditworthiness


                                     PS-6


                                 Some or all of these factors will influence the price you will receive if you sell your
                                 PERKS prior to maturity. For example, you may have to sell your PERKS at a discount from the issue price if the value of the Nasdaq-100 Index is less than the initial index value at the time you sell your PERKS.  This discount may be substantial if the value of the Nasdaq-100 Index is substantially below the initial index value at the time you sell your PERKS.

                                 You cannot predict the future performance of the Nasdaq-100 Index based on its historical performance. The value of the Nasdaq-100 Index may decrease so that the payment you will receive at maturity will be worth less than the issue price of the
                                 PERKS. We cannot guarantee that the value of the Nasdaq-100 Index will increase so that you will receive at maturity an amount in excess of the issue price of the PERKS or
                                 that the value of the Nasdaq-100 Index will not increase beyond      % of the initial
                                 index value. You will no longer share in the performance of the Nasdaq-100 Index at
                                 index values above      % of the initial index value.

Adjustments to the               Nasdaq is responsible for calculating and maintaining the Nasdaq-100 Index. Nasdaq
Nasdaq-100 Index Could           can add, delete or substitute the stocks underlying the Nasdaq-100 Index or make other
Adversely Affect the             methodological changes that could change the value of the Nasdaq-100 Index. Nasdaq
Value of the PERKS               may discontinue or suspend calculation or dissemination of the Nasdaq-100 Index.
                                 Any of these actions could adversely affect the value of the PERKS.

Our Hedging Activity             MS & Co. and its affiliates may carry out hedging activities related to PERKS or to
Could Adversely Affect           other instruments, including trading in the stocks included in the Nasdaq-100 Index as
the Value of the PERKS           well as in other instruments related to, based on or linked to the Nasdaq-100 Index.
                                 Any of these activities could adversely affect the value of the Nasdaq-100 Index and, accordingly, the value of the PERKS.

Because the                      You should also consider the tax consequences of investing in the PERKS. There is no
Characterization of the          statutory, judicial or administrative authority which directly addresses the
PERKS for Federal                characterization of the PERKS or instruments similar to the PERKS for U.S. federal
Income Tax Purposes is           income tax purposes, and therefore significant aspects of the tax treatment of the
Uncertain, the Material          PERKS are uncertain. Pursuant to the terms of the PERKS, MSDW and you agree to
Federal Income Tax               treat the PERKS as prepaid cash settlement forward contracts with respect to the
Consequences of an               Nasdaq-100 Index, as described in "Description of PERKS--United States Federal
Investment in the PERKS          Income Taxation--General." You will be required to characterize the PERKS for all
Are Uncertain                    tax purposes in this manner (absent an administrative determination or judicial ruling to the contrary) even if your tax advisor would otherwise adopt an alternative characterization. If the Internal Revenue Service ("IRS") were successful in asserting an alternative characterization for the PERKS, the timing and character of income on the PERKS may differ. We do not plan to request a ruling from the Internal Revenue
                                 Service ("IRS") regarding the tax treatment of the PERKS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the section "Description of PERKS--United States Federal Income
                                 Taxation" in this pricing supplement.

                             DESCRIPTION OF PERKS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "PERKS" refers to each $ principal amount of our PERKS due March 30, 2004, Mandatorily Exchangeable For an Amount Payable in U.S. Dollars based on the Value of the Nasdaq-100 Index. In this pricing supplement, the terms "MSDW," "we," "us," and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount..............   $

Original Issue Date
(Settlement Date).............   January        , 2001

Maturity Date.................   March 30, 2004

Specified Currency............   U.S. Dollars

Issue Price...................   $     per PERKS

Interest Rate.................   0.04% per annum

Record Date...................   The Record Date for each Interest Payment
                                 Date, including the Maturity Date, will be the date 15 calendar days prior to such Interest Payment Date, whether or not that date is a Business Day.

Interest Payment Dates........   Each March 30 and September 30, beginning
                                 September 30, 2001

CUSIP.........................   61744Y660

Denominations.................   $     and integral multiples thereof

Initial Index Value...........

Final Index Value.............   The Final Index Value will be the Index
                                 Closing Value on the fourth scheduled Trading
                                 Day prior to the Maturity Date.

                                 If a Market Disruption Event occurs on the fourth scheduled Trading Day prior to the Maturity Date, the Final Index Value will be determined on the immediately succeeding Trading Day during which no Market Disruption Event occurs; provided that the Final Index Value will not be determined on a date later than the second scheduled Trading Day preceding the Maturity Date, and if such date is not a Trading Day, or if there is a Market Disruption Event on such date, the Calculation Agent will determine the value of the Nasdaq- 100 Index on such date in accordance with the formula for and method of calculating the Nasdaq-100 Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Trading Day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-Trading Day) on such date of each security most recently constituting the Nasdaq-100 Index.

Multiplier....................   The Multiplier will be based on the Final
                                 Index Value, and will be determined as
                                 follows:

                                 If the Final Index Value is greater than or equal to the Initial Index Value:

                                    Multiplier = 100%

                                 If Final Index Value is less than the Initial Index Value:

                                    Multiplier =  Initial Index Value
                                                  -------------------
                                                   Final Index Value

                                 provided that in no event will the Multiplier exceed 133.34%

Cash Settlement Value.........   The Cash Settlement Value equals a dollar
                                 amount of cash per PERKS calculated as
                                 follows:

                                    Cash Settlement Value = Final Index Value
                                    * .01 * Multiplier

                                 provided that in no event will the Cash
                                 Settlement Value exceed $      .

Payment at Maturity...........   At maturity, upon delivery of each PERKS to
                                 the Trustee, we will pay for each PERKS an amount in cash equal to the Cash Settlement
                                 Value, plus any accrued but unpaid interest.

                                 All calculations with respect to the Final
                                 Index Value, the Multiplier and the Cash
                                 Settlement Value of the PERKS will be rounded to the nearest one ten-millionth, with five hundred-millionths rounded upwards (e.g., .98765435 would be rounded to .9876544) and all dollar amounts related to payments at maturity resulting from such calculations will be rounded to the nearest cent with one-half cent being rounded upwards.

                                 We shall, or shall cause the Calculation
                                 Agent to, (i) provide written notice to the Trustee and to the Depositary, on or prior to 10:30 a.m. on the Trading Day immediately prior to maturity of the PERKS, of the payment to be delivered with respect to each PERKS and (ii) deliver such payment in cash to the Trustee for delivery to the holders.

Trading Day...................   A day, as determined by the Calculation
                                 Agent, on which trading is generally
                                 conducted on the New York Stock Exchange, Inc.
                                 ("NYSE"), the AMEX, the Nasdaq National
                                 Market, the Chicago Mercantile Exchange, and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Index Closing Value...........   The Index Closing Value on any Trading Day
                                 will equal the closing value of the
                                 Nasdaq-100 Index or any Successor Index at the regular official weekday close of the principal trading session of the Nasdaq
                                 National Market on that Trading Day. See
                                 "--Discontinuance of the Nasdaq-100 Index;
                                 Alteration of Method of Calculation."

Optional Redemption...........   We will not redeem the PERKS prior to the
                                 Maturity Date.

Book Entry Note
or Certificated Note..........   Book Entry

Senior Note or Subordinated
Note..........................   Senior

Trustee.......................   The Chase Manhattan Bank

Agent for the underwritten
offering of the PERKS.........   MS & Co.

Market Disruption Event.......   "Market Disruption Event" means with respect
                                 to the Nasdaq-100 Index, the occurrence or existence of either of the following events as determined by the Calculation Agent:

                                    (i) a suspension, material limitation or absence of trading of stocks then constituting 20 percent or more of the level of the Nasdaq-100 Index (or the relevant Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange or a breakdown or failure in the price and trading systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Nasdaq-100 Index (or the relevant Successor Index) during the last one-half hour preceding the closing of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market of trading in futures or options contracts related to the Nasdaq-100 Index (or the relevant
                                    Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

                                    (ii)  a determination by the Calculation
                                    Agent in its sole discretion that the
                                    event described in clause (i) above
                                    materially interfered with the ability of MSDW or any of its affiliates to adjust or unwind all or a material portion of the hedge with respect to the PERKS.

                                 For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Nasdaq-100 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Nasdaq-100 Index shall be based on a comparison of (x) the portion of the level of the Nasdaq-100 Index attributable to that security relative to (y) the overall level of the Nasdaq-100 Index, in each case immediately before that suspension or limitation.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption
                                 Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in a futures or options contract on the Nasdaq-100 Index by the primary securities market related to such contract by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in futures or options contracts related to the Nasdaq-100 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the Nasdaq-100 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange.............   "Relevant Exchange" means the primary U.S.
                                 organized exchange or market of trading for any security (or any combination thereof) then included in the Nasdaq-100 Index or any Successor Index.

Calculation Agent.............   MS & Co.

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                 Because the Calculation Agent is our
                                 affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as the holder of the PERKS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining whether a Market Disruption Event has occurred, which could in turn adversely affect the Cash Settlement Value you receive at maturity. See "Discontinuance of the Nasdaq-100 Index; Alteration of Method of Calculation" below and "Market Disruption Event" above. MS & Co., as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the PERKS to restrict the use of information relating to the calculation of the Final
                                 Index Value, the Multiplier and the Cash
                                 Settlement Value prior to the dissemination of such information. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Nasdaq-100 Index..............   We have derived all information contained in
                                 this pricing supplement  regarding the
                                 Nasdaq-100 Index, including, without
                                 limitation, its make-up, method of
                                 calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Nasdaq. The Nasdaq-100
                                 Index was developed by Nasdaq, is calculated and maintained by Nasdaq and was first published in January 1985.

                                 The Nasdaq-100 Index is a modified
                                 capitalization-weighted index of 100 of the largest non-financial companies listed on the Nasdaq

                                 National Market tier of the Nasdaq Stock
                                 Market. The Nasdaq-100 Index constitutes a broadly diversified segment of the largest and most actively traded securities listed on the Nasdaq Stock Market, and includes companies across a variety of major industry groups. At any moment in time, the value of the Nasdaq-100 Index equals the aggregate value of the then-current Nasdaq-100 Index share weights of each of the Nasdaq-100 Index Component Securities, which are based on the total shares outstanding of each such Nasdaq-100 Index Component Security, multiplied by each such security's respective last sale price on the Nasdaq Stock Market, and divided by a scaling factor (the "divisor"), which becomes the basis for the reported Nasdaq-100 Index value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for Nasdaq-100 Index reporting purposes.

                                 To be eligible for inclusion in the Nasdaq-100 Index, a security must be traded on the Nasdaq National Market tier of the Nasdaq Stock Market and meet the other eligibility criteria, including the following: the security must be of a non-financial company; only one class of security per issuer is allowed; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have average daily trading volume of at least 100,000 shares per day; the security must have been listed on a market for at least two years (in the case of a spin-off, the operating history of the spin-off will be considered), or a one year period if a security would otherwise qualify to be in the top 25% of the issuers included in the Nasdaq-100 Index by market capitalization; if the security is of a foreign issuer, the company must have a worldwide market value of at least $10 billion, a U.S. market value of at least $4 billion, and average trading volume on the Nasdaq Stock Market of at least 200,000 shares per day; in addition, foreign securities must be eligible for listed options trading; and the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being listed on the Nasdaq Stock Market within the next six months.

                                 The securities in the Nasdaq-100 Index are monitored every day by Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions, or other corporate actions. The following quarterly scheduled weight adjustment procedures have been adopted to adjust for such changes. If the change in total shares outstanding arising from such corporate action is greater than or equal to 5.0%, such change is ordinarily made to the Nasdaq-100 Index on the evening prior to the effective date of such corporate action. Otherwise, if the change in total shares outstanding is less than 5.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. In either case, the Nasdaq-100 Index share weights for such Nasdaq-100 Index Component Securities are adjusted by the same percentage amount by which the total shares outstanding have changed in such Nasdaq-100 Index Component Securities. Ordinarily, whenever there is a change in Nasdaq-100 Index share weights or a change in a component security included in the Nasdaq-100 Index, Nasdaq adjusts the divisor to assure that there is no discontinuity in the value of the Nasdaq-100 Index which might otherwise be caused by any such change.

                                 Additionally, Nasdaq may periodically
                                 (ordinarily, several times per quarter)
                                 replace one or more component securities in the Nasdaq-100 Index due to mergers, acquisitions, bankruptcies, or other market conditions, or due to delisting if an issuer chooses to list its securities on another marketplace, or if the issuers of such component securities fail to meet the criteria for continued inclusion in the Nasdaq-100 Index.

                                 The Nasdaq-100 Index share weights are also subject, in certain cases, to a rebalancing in order to ensure that the relative weightings of the index securities continue to meet minimum pre-established requirements for a diversified portfolio (see "Rebalancing of the Nasdaq-100 Index for Modified
                                 Capitalization-weighted Methodology" below).

                                 The table under "Historical Information" below shows the actual performance of the Nasdaq-100 Index for the period between January 1, 1996 and January 11, 2001. Stock prices fluctuated widely during this period and were higher at the end than at the beginning. The results shown should not be considered as a representation of the income yield or capital gain or loss that may be generated by the Nasdaq-100 Index in the future. In addition, after the close of trading on December 18, 1998, the Nasdaq-100 Index share weights of the Nasdaq-100 Index Component Securities were rebalanced in accordance with the "modified capitalization weighted" methodology implemented on such date (see "Rebalancing of the Nasdaq-100 Index for Modified Capitalization-weighted Methodology" below).
                                 As a result, the performance of the Nasdaq-100 Index after December 18, 1998 reflects the performance of the Nasdaq-100 Index Component Securities as calculated in accordance with the revised Nasdaq-100 Index methodology.

                                 Annual Ranking Review

                                 The Nasdaq-100 Index Component Securities are evaluated annually, the "Annual Ranking Review," as described below. Securities listed on the Nasdaq Stock Market which meet the eligibility criteria described above are ranked by market value. Nasdaq-100 Index-eligible securities which are already in the Nasdaq-100 Index and which are in the top 150 eligible securities (based on market value) are retained in the Nasdaq-100 Index provided that such security was ranked in the top 100 eligible securities as of the previous year's annual review. Securities not meeting such criteria are replaced. The replacement securities chosen are the largest market capitalization Nasdaq-100 Index-eligible securities not currently in the Nasdaq-100 Index. The list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year a Nasdaq-100 Index Component Security is no longer traded on the Nasdaq Stock Market, or is otherwise determined by Nasdaq to become ineligible for continued inclusion in the Nasdaq-100 Index, the security will be replaced with the largest market capitalization security not currently in the Nasdaq-100 Index and meeting the Nasdaq-100 Index eligibility criteria listed above.

                                 Rebalancing of the Nasdaq-100 Index for
                                 Modified Capitalization-weighted Methodology

                                 Effective after the close of trading on
                                 December 18, 1998, the Nasdaq-100 Index has been calculated under a "modified capitalization-weighted" methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the Nasdaq-100 Index by a few large stocks); (3) reduce Nasdaq-100 Index performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest Nasdaq-100 Index Component Securities from necessary weight rebalancings.

                                 Under the methodology employed, on a quarterly basis coinciding with Nasdaq's quarterly scheduled weight adjustment procedures described above, the Nasdaq-100 Index Component Securities are categorized as either "Large Stocks" or "Small Stocks" depending on whether their current percentage weights (after taking into account such scheduled weight adjustments due to stock repurchases, secondary offerings, or other corporate actions) are greater than, less than or equal to, the average percentage weight in the Nasdaq-100 Index (i.e., as a 100-stock index, the average percentage weight in the Nasdaq-100 Index is 1.0%).

                                 Such quarterly examination will result in an Nasdaq-100 Index rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization Nasdaq-100 Index Component Security must be less than or equal to 24.0% and (2) the "collective weight" of those Nasdaq-100 Index Component Securities whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%.

                                 If either one or both of these weight
                                 distribution requirements are not met upon quarterly review, a weight rebalancing will be performed in accordance with the following plan. First, relating to weight distribution requirement (1) above, if the current weight of the single largest Nasdaq-100 Index Component Security exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest Nasdaq-100 Index Security to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those Nasdaq-100 Index Component Securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their "collective weight" exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the "collective weight," so adjusted, to be set to 40.0%.

                                 The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Nasdaq-100 Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock's relative ranking among the Small Stocks so that the smaller the Nasdaq-100 Index Component Security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the Nasdaq-100 Index.

                                 In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock's relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

                                 Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

                                 Then, to complete the rebalancing procedure, once the final percent weights of each Nasdaq-100 Index Security are set, the Nasdaq-100 Index share weights will be determined anew based upon the last sale prices and aggregate capitalization of the index at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September, and December. Changes to the Nasdaq-100 Index share weights will be made effective after the close of trading on the third Friday in March, June, September, and December and an adjustment to the Nasdaq-100 Index divisor will be made to ensure continuity of the Nasdaq-100 Index.

                                 In this pricing supplement, unless the context requires otherwise, references to the Nasdaq-100 Index will include any Successor Index and references to Nasdaq will include any successor to the Nasdaq Stock Market.

Discontinuance of the
Nasdaq-100 Index; Alteration
of Method of Calculation......   If Nasdaq discontinues publication of the
                                 Nasdaq-100 Index and Nasdaq or another entity publishes a successor or substitute index that MS & Co. as the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Nasdaq-100
                                 Index (such index being referred to herein as a "Successor Index"), then any subsequent
                                 Index Closing Value will be determined by reference to the value of such Successor
                                 Index at the close of trading on the NYSE, the AMEX, Nasdaq National Market or the relevant exchange or market for the Successor
                                 Index on the date that any Index Closing
                                 Value is to be determined.

                                 Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to MSDW and to the holders of the PERKS within three Trading Days of such selection.

                                 If Nasdaq discontinues publication of the Nasdaq-100 Index prior to, and such discontinuance is continuing on, the date that any Index Closing Value is to be determined and MS & Co., as the Calculation Agent, determines that no Successor Index is available at such time, then, on such date, the Calculation Agent will determine the Final Index Value to be used in computing the Multiplier and the Cash Settlement Value of the PERKS. The Final Index Value will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Nasdaq-100 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Nasdaq-100 Index on the Relevant Exchange. Notwithstanding these alternative arrangements, discontinuance of the publication of the Nasdaq-100 Index may adversely affect the value of the PERKS.

                                 If at any time the method of calculating the Nasdaq-100 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Nasdaq-100 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Nasdaq-100 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the date that the Final Index Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Nasdaq-100 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Final Index Value and the Multiplier with reference to the Nasdaq-100 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Nasdaq-100 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Nasdaq-100 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Alternate Cash Settlement
Calculation in case of an
Event of Default..............   In case an Event of Default with respect to
                                 the PERKS shall have occurred and be
                                 continuing, the amount declared due and
                                 payable upon any acceleration of any PERKS shall be determined by MS & Co., as Calculation Agent, and shall be equal to (i) the Cash Settlement Value, calculated using as the Final Index Value the Index Closing
                                 Value for the first Trading Day immediately preceding the date of acceleration on which no Market Disruption Event shall have occurred and (ii) any accrued but unpaid interest.

Historical Information........   The following table sets forth the high and
                                 low Index Closing Values, as well as
                                 end-of-quarter closing values, of the
                                 Nasdaq-100 Index for each quarter in the period from January 1, 1996 through January
                                 11, 2001. We obtained the Index Closing
                                 Values listed below from Bloomberg Financial
                                 Markets, and we believe such information to be accurate. The results shown should not be considered as a representation of the income, yield or capital gain or loss that may be generated by the Nasdaq-100 Index in the future. In addition, after the close of trading on December 18, 1998, the Nasdaq-100
                                 Index share weights of the Nasdaq-100 Index
                                 Component Securities were rebalanced in
                                 accordance with the "modified capitalization weighted" methodology implemented on such date (see "-Rebalancing of the Nasdaq-100
                                 Index for Modified Capitalization-weighted
                                 Methodology" above). As a result, the
                                 performance of the Nasdaq-100 Index after December 18, 1998 reflects the performance of the Nasdaq-100 Index Component Securities as calculated in accordance with the revised
                                 Nasdaq-100 Index methodology.

                                 The value of the Nasdaq-100 Index may decrease so that you will receive a payment at maturity worth less than the issue price of the PERKS. We cannot give you any assurance that the value of the Nasdaq-100 Index will increase so that at maturity you will receive an amount in excess of the issue price of the PERKS. Because your return is linked to the value of the Nasdaq-100 Index at maturity, there is no guaranteed return of principal. To the extent that the Final Index Value is less than 75% of the Initial Index Value and the shortfall is not offset by the interest paid on the PERKS, you will lose money on your investment.

                                                                         Period-
                                                         High     Low      end
                                                         ----     ---    -------
                                 1996
                                 First Quarter......... 643.41   534.42   609.69
                                 Second Quarter........ 699.35   604.07   677.30
                                 Third Quarter......... 745.73   598.34   737.58
                                 Fourth Quarter........ 856.64   731.21   821.36
                                 1997
                                 First Quarter......... 925.52   797.06   797.06
                                 Second Quarter........ 989.37   783.92   957.30
                                 Third Quarter.........1145.07   953.44  1097.17
                                 Fourth Quarter........1148.21   938.99   990.80
                                 1998
                                 First Quarter.........1220.66   956.19  1220.66
                                 Second Quarter........1339.71  1163.98  1337.34
                                 Third Quarter.........1465.89  1140.34  1345.48
                                 Fourth Quarter........1836.01  1128.88  1836.01
                                 1999
                                 First Quarter.........2144.66  1854.39  2106.39
                                 Second Quarter........2296.77  1967.84  2296.77
                                 Third Quarter.........2545.41  2163.77  2407.90
                                 Fourth Quarter........3707.83  2362.11  3707.83
                                 2000
                                 First Quarter.........4704.73  3340.81  4397.84
                                 Second Quarter........4291.53  3023.42  3763.79
                                 Third Quarter.........4099.30  3477.31  3570.61
                                 Fourth Quarter........3457.97  2210.32  2341.70
                                 2001
                                 First Quarter
                                  (through
                                   January 11, 2001)...2528.38  2128.78  2524.29

Use of Proceeds and Hedging...   The net proceeds we receive from the sale of
                                 the PERKS will be used for general corporate purposes and, in part, by us or one or more of our subsidiaries in connection with hedging our obligations under the PERKS. See also "Use of Proceeds" in the accompanying prospectus.

                                 On or prior to the date of this pricing
                                 supplement, we, through our subsidiaries or others, may hedge our anticipated exposure in connection with the PERKS by taking positions in individual stocks included in the Nasdaq-100 Index, by the purchase and sale of exchange traded and over-the-counter options on the Nasdaq-100 Index, futures contracts on the Nasdaq-100 Index and options on such futures contracts or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. In the event that we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the pricing of the PERKS. Purchase activity could potentially increase the price of the Nasdaq-100 Index and therefore effectively increase the level to which the Nasdaq-100 Index must rise before you would receive at maturity cash in an amount worth more than the issue price of the PERKS. Although we have no reason to believe that our hedging activity will have a material impact on the price of the Nasdaq-100 Index, we cannot give any assurance that we will not affect such price as a result of our hedging activities. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the PERKS by taking positions in individual stocks included in the Nasdaq-100 Index, by the purchase and sale of exchange traded and over-the-counter options on the Nasdaq-100 Index, futures contracts on the Nasdaq-100 Index and options on such futures contracts or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging.

Supplemental Information
Concerning Plan of
Distribution..................   Under the terms and subject to conditions
                                 contained in the U.S. distribution agreement
                                 referred to in the prospectus supplement
                                 under "Plan of Distribution," the Agent,
                                 acting as principal for its own account, has
                                 agreed to purchase, and we have agreed to
                                 sell, the principal amount of PERKS set forth
                                 on the cover of this pricing supplement. The
                                 Agent initially proposes to offer part of the
                                 PERKS directly to the public at the public
                                 offering price set forth on the cover page of
                                 this pricing supplement and part to Advest,
                                 Inc., Robert W. Baird & Co., A.G. Edwards &
                                 Sons, Inc., Janney Montgomery Scott LLC, Legg
                                 Mason Wood Walker Incorporated and McDonald
                                 Investments Inc., the selling group, at a
                                 price the represents a concession not in
                                 excess of      % of the principal amount of
                                 the PERKS. The Agent may allow, and those
                                 dealers may reallow, a concession not in
                                 excess of      % of the principal amount of
                                 the PERKS to certain other dealers. We
                                 expect to deliver the PERKS against payment
                                 therefor in New York, New York on             ,
                                 2001. After the initial offering of the
                                 PERKS, the Agent may vary the offering price and other selling terms from time to time.

                                 Delivery of approximately     % of the PERKS
                                 to a purchaser of 100,000 or more PERKS at the reduced price referred to in the cover page of this pricing supplement (the "Delivered PERKS") will be made on the date of delivery of the PERKS referred to on the preceding paragraph. The balance of approximately % of the PERKS (the "Escrowed PERKS") purchased by each such investor will be held in escrow at MS & Co. for the benefit of the investor and delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered PERKS have held all of the Delivered PERKS for 45 calendar days following the date of the pricing supplement or any shorter period deemed appropriate by the Agent. If an investor or any account in which the investor has deposited any of its Delivered PERKS fails to satisfy the holding period requirement, as determined by the Agent, all of the investor's Escrowed PERKS will be forfeited by the investor and not delivered to it. The Escrowed PERKS will instead be delivered to the Agent for sale to investors. This forfeiture will have the effect of increasing the purchase price per PERKS for such investors to 100% of the principal amount of the PERKS. Should investors who are subject to the holding period requirement sell their PERKS once the holding period is no longer applicable, the market price of the PERKS may be adversely affected. See also "Plan of Distribution" in the accompanying prospectus supplement.

                                 In order to facilitate the offering of the PERKS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PERKS or the Nasdaq-100 Index. Specifically, the Agent may sell more PERKS than it is obligated to purchase in connection with the offering or may sell individual stocks included in the Nasdaq-100 Index it does not own, creating a naked short position in the PERKS or individual stocks included in the Nasdaq-100 Index, respectively, for its own account. The Agent must close out any naked short position by purchasing the PERKS or individual stocks included in the Nasdaq-100 Index in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PERKS or the value of the Nasdaq-100 Index in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, PERKS or individual stocks included in the Nasdaq-100 Index in the open market to stabilize the price of the PERKS. Any of these activities may raise or maintain the market price of the PERKS above independent market levels or prevent or retard a decline in the market price of the PERKS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "Use of Proceeds and Hedging" above.

License Agreement between
Nasdaq and MSDW...............   Nasdaq and MSDW have entered into a
                                 non-exclusive license agreement providing for the license to MSDW, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Nasdaq-100 Index(R), which is owned and published by Nasdaq, in connection with certain securities, including the PERKS.

                                 The license agreement between Nasdaq and MSDW provides that the following language must be set forth in this pricing supplement.

                                 The PERKS are not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. (including its affiliates) (Nasdaq, with its affiliates, are referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the PERKS. The Corporations make no representations or warranty, express or implied, to the owners of the PERKS or any member of the public regarding the advisability of investing in securities generally or in the PERKS particularly, or the ability of the Nasdaq-100 Index(R) to track general stock market performance. The Corporations' only relationship to us (the "Licensee") is in the licensing of the Nasdaq-100(R), Nasdaq-100 Index(R), and Nasdaq(R) trademarks or service marks and certain trade names of the Corporations and the use of the Nasdaq-100 Index(R) which is determined, composed and calculated by Nasdaq without regard to the Licensee or the PERKS. Nasdaq has no obligation to take the needs of the Licensee or the owners of the PERKS into consideration in determining, composing or calculating the Nasdaq-100 Index (R). The Corporations are not responsible for and have not participated in the determination of the timing, prices or quantities of the PERKS to be issued or in the determination or calculation of the equation by which the PERKS are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the PERKS.

                                 THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE PERKS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FORGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

ERISA Matters for Pension Plans
and Insurance Companies.......   Each fiduciary of a pension, profit-sharing
                                 or other employee benefit plan subject to the Employee Retirement Income Security Act of
                                 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the PERKS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of
                                 ERISA and would be consistent with the
                                 documents and instruments governing the Plan.

                                 In addition, we and certain of our
                                 subsidiaries and affiliates, including MS &
                                 Co. and Dean Witter Reynolds Inc. ("DWR"), are each to be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") with respect to many Plans. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PERKS are acquired by or with the assets of a Plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless the PERKS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                 The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PERKS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                 Because we are considered a party in interest with respect to many Plans, the PERKS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the PERKS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                 Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such Plan or assets of an entity in which the Plan has invested. In addition to considering the consequences of holding the PERKS, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the PERKS should also consider the possible implications of owning the Nasdaq-100 Index. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PERKS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                 Purchasers of the PERKS have exclusive
                                 responsibility for ensuring that their
                                 purchase and holding of the PERKS and the Nasdaq-100 Index do not violate the prohibited transaction rules of ERISA or the Code.

United States Federal Taxation   The following summary is based on the advice
                                 of Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S.
                                 federal income tax consequences to initial holders of the PERKS purchasing the PERKS at the Issue Price, who will hold the PERKS as capital assets within the meaning of Section
                                 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury Regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual circumstances or as to certain types of holders subject to special treatment under the U.S. federal income tax laws (e.g., certain financial institutions, tax-exempt organizations, dealers in options or securities, or persons who hold a PERKS as a part of a hedging transaction, straddle, conversion or other integrated transaction).
                                 As the law applicable to the U.S. federal income taxation of instruments such as the PERKS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                 General

                                 Pursuant to the terms of the PERKS, we and
                                 every holder of the PERKS agree (in the
                                 absence of an administrative determination or judicial ruling to the contrary) to characterize the PERKS for all tax purposes as prepaid cash settlement forward contracts with respect to the Nasdaq-100 Index which entitle the holders to receive (i) a semi-annual payment during the term of the PERKS and (ii) a cash amount at maturity which is based on the final index value of the Nasdaq-100 Index, subject to a maximum
                                 payment of $      per PERKS. The treatment
                                 of the PERKS described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the PERKS or instruments similar to the PERKS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the PERKS. Due to the absence of authorities that directly address instruments that are similar to the PERKS, Tax Counsel is unable to render an opinion as to the proper U.S. federal income tax characterization of the PERKS. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PERKS are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described herein.
                                 Accordingly, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the PERKS (including alternative characterizations of the PERKS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment as described above.

                                 U.S. Holders

                                 As used herein, the term "U.S. Holder" means an owner of a PERKS that for U.S. federal income tax purposes is:

                                 o      (i) a citizen or resident of the United
                                        States,

                                 o (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof, or

                                 o (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                                 Tax Treatment of the PERKS

                                 Assuming the characterization of the PERKS as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

                                 Semi-Annual Payments. Although it is not entirely free from doubt, we intend to take the position that the semi-annual payments on the PERKS are payments of ordinary income to U.S. Holders.

                                 Tax Basis. A U.S. Holder's tax basis in the
                                 PERKS will equal the amount paid by the U.S.
                                 Holder to acquire the PERKS.

                                 Settlement of the Prepaid Forward Contract.
                                 Upon the receipt of cash at maturity of the PERKS, a U.S. Holder will recognize gain or loss. The amount of such gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder's basis in the PERKS. Any such gain or loss will generally be long-term capital gain or loss, as the case may be.

                                 Sale or Exchange of the PERKS. Upon a sale or exchange of a PERKS prior to the maturity of the PERKS, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and such U.S. Holder's tax basis in the PERKS so sold or exchanged. Capital gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the PERKS for more than one year at the time of disposition.

                                 Possible Alternative Tax Treatments of an
                                 Investment in the PERKS

                                 Due to the absence of authorities that
                                 directly address the proper characterization of the PERKS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning PERKS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                 If the IRS were successful in asserting that the Contingent Payment Regulations applied to the PERKS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the PERKS every year at a "comparable yield" for us, determined at the time of issuance of the PERKS, in an amount that would greatly exceed the semi-annual payments which a U.S. Holder will receive. Furthermore, any gain realized at maturity or upon sale or other disposition of the PERKS would generally be treated as ordinary income, and any loss realized at maturity would be treated ordinary loss to the extent of U.S. Holder's prior accruals of original issue discount and capital loss thereafter.

                                 Even if the Contingent Payment Regulations do not apply to the PERKS, other alternative federal income tax characterizations or treatments of the PERKS are also possible, and if applied could also affect the timing and the character of the income or loss with respect to the PERKS. It is possible, for example, that a PERKS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue interest income or original issue discount on a current basis during the period in which the U.S. Holder held the PERKS at a rate that would greatly exceed the semi-annual payments which a U.S. Holder will receive. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the PERKS.

                                 Backup Withholding and Information Reporting

                                 A U.S. Holder of a PERKS may be subject to information reporting and to backup withholding at a rate of 31 percent of the amounts paid to the U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.